UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2006

THORNBURG MORTGAGE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11914	85-0404134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico	87501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 20, 2005, Thornburg Mortgage, Inc. (the “Company”) filed a registration statement (File No. 333-125125) on Form S-3 with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on June 16, 2005 (the prospectus contained therein is referred to as the “Prospectus”). On November 17, 2006, the Company filed a supplement to the Prospectus dated November 15, 2006 (the “Prospectus Supplement”) with the SEC, relating to the issuance and sale of 4,000,000 shares of the Series D Adjusting Rate Cumulative Redeemable Preferred Stock (the “Transaction”) to underwriters (the “Underwriters”) represented by Stifel, Nicolaus & Company, Incorporated and Bear, Stearns & Co. Inc. (the “Representatives”). In connection with the filing of the Prospectus Supplement with the SEC, the Company is filing an opinion of Heller Ehrman LLP attached as Exhibit 5.1 hereto, which is incorporated by reference herein.

On November 15, 2006, the Company entered into an Underwriting Agreement (the “Agreement”) with the Representatives and Thornburg Mortgage Advisory Corporation (the “Manager”) relating to the Transaction. The Company has granted the Underwriters the right to purchase up to an additional 600,000 shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) to cover over-allotments. The Agreement is attached as Exhibit 1.21 hereto and incorporated by reference herein.

The Company will pay cumulative dividends on the Series D Preferred Stock, as declared by its Board of Directors, at an annual rate of $1.96875 per share, which is equivalent to 7.875% of the $25.00 liquidation preference per share, until January 15, 2012. Beginning January 15, 2012, such dividends will be payable at the three-month LIBOR rate plus 268 basis points (2.68%), which will reset quarterly, calculated as of the LIBOR interest determination date, but which may not reset at an annual rate lower than 7.625%. During any period of time that both (i) the Series D Preferred Stock is not listed on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange (the “AMEX”) or quoted on the NASDAQ Stock Market, Inc. (the “NASDAQ”), and (ii) the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shares of the Series D Preferred Stock are outstanding, the rate will increase by 1% per annum.

Dividends will be payable quarterly in arrears on the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day) to holders of record on the first day of each of January, April, July and October immediately preceding the applicable dividend payment date. The first dividend payment date of the Series D Preferred Stock will be January 15, 2007 and will be for less than a full quarter.

If at any time both (i) the Series D Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) the Company is not subject to the reporting requirements of the Exchange Act, the Company will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series D Preferred Stock ceases to be listed and the Company ceases to be subject to such reporting requirements, for cash at $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the redemption date. The Series D Preferred Stock is not redeemable prior to November 21, 2011, except as otherwise described above or in certain circumstances to enforce the limitations on ownership necessary to preserve the Company’s qualification as a REIT for federal income tax purposes. On and after November 21, 2011, the Company, at its option, may redeem the Series D Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to the $25.00 per share liquidation preference plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption.

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The Series D Preferred Stock will be listed on the NYSE under the symbol “TMA PRD.”

The aggregate net proceeds to the Company (after deducting underwriting discounts and estimated expenses) are estimated to be approximately $96.2 million.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit

1.21	Underwriting Agreement, dated November 15, 2006, by and among the Company, the Manager and the Representatives

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC. (Registrant)

Date	November 17, 2006	By	/s/ Stephen E. Newton
Name: Stephen E. Newton
Title: Secretary

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EXHIBIT INDEX

Exhibit Number	Name of Exhibit

1.21	Underwriting Agreement, dated November 15, 2006, by and among the Company, the Manager and the Representatives

5.1	Opinion of Heller Ehrman LLP

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

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